Exhibit 99.2

Contact:	Jeremy Zweig
914-524-6819

PRESTIGE BRANDS APPOINTS RONALD GORDON
AND PATRICK LONERGAN TO BOARD OF DIRECTORS

Irvington, New York – May 9, 2005 – Prestige Brands Holdings, Inc. (NYSE: PBH), a consumer products company with a diversified portfolio of well-recognized brands, today announced that its Board of Directors elected two additional experienced executives to serve on the Company’s Board.  Ronald Gordon and Patrick Lonergan were elected to the Board of Directors on May 6, 2005.  Mr. Gordon and Mr. Lonergan will also be nominated for reelection to one-year terms at the Company’s 2005 Annual Meeting of shareholders.

Mr. Gordon was most recently President and Chief Operating Officer of Nice-Pak Products, Inc. from 2002 until his retirement this year.  Prior to Nice-Pak, Mr. Gordon was Chief Executive Officer for the North American operations of Beiersdorf, Inc. from 1997 through 2001. He also founded Gordon Investment Group in 1994 to finance and oversee a variety of start-up businesses.  Earlier in his career, Mr. Gordon was the President and CEO of Goody Products Inc. and held senior positions at Playtex Family Products Corporation and Procter and Gamble.  Mr. Gordon is a Director of Playtex Products, Inc., Oil-Dri Corporation of America and LaDove Inc.

Mr. Lonergan is the co-founder of Numark Laboratories, Inc. and has served as its President since January 1989.  Prior to Numark, he was employed from 1959 to 1989 in various senior capacities by Johnson & Johnson, including Vice President & General Manager.  Mr. Lonergan also served on the Board of Directors of Johnson & Johnson Products Inc., and was Chairman of the Health Care Division Management Committee.  Mr. Lonergan is also a director of several private companies.

Chairman, President and Chief Executive Officer Peter C. Mann said, “It is truly a rare privilege for a company in our business to have the counsel of two seasoned executives with incomparable industry experience like Ron and Pat.  We look forward to working with them and the rest of our Board to maintain our company’s strong growth and help set the path for its promising future.”

About Prestige Brands Holdings

Prestige Brands Holdings is a marketer and distributor of brand name over-the-counter drug, personal care and household cleaning products sold throughout the United States and Canada. Key brands include Compound W® wart remover, Chloraseptic® sore throat relief products, New-Skin® liquid bandage, Clear eyes® and Murine® eye and care products, Little Remedies® pediatric over-the-counter healthcare products, Cutex nail polish remover, Comet® and Spic & Span® household cleaner and several other well-recognized brands. Prestige Brands is headquartered in Irvington, New York.

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